Exhibit 99.4

ANNUAL SERVICER’S CERTIFICATE

PHEAA STUDENT LOAN TRUST I

Manufacturers and Traders Trust Company 213 Market Street Harrisburg, PA 17101 Attention: Corporate Services	PHEAA Student Loan Trust I c/o Wachovia Bank of Delaware, National Association One Rodney Square, Suite 102 920 King Street Wilmington, DE 19801 Attention: Corporate Trust Administration

Pennsylvania Higher Education Assistance Agency 1200 North Seventh Street Harrisburg, PA 17102 Attention: General Counsel

I, James L. Preston, Executive Vice President of the Pennsylvania Higher Education Assistance Agency (the “Servicer”), certify that:

1.  Pursuant to Section 2.1(n) of the Amended and Restated Servicing Agreement dated as of July 1, 2004, between PHEAA Student Loan Trust I (the “Trust”) and the Servicer (the “Servicing Agreement”) and Section 4.05(g) of the Indenture of Trust dated as of December 1, 2003, a review of the activities of the Servicer and its performance under the Servicing Agreement during the period from December 10, 2003 to June 30, 2004 (the “Period”) has been made under my supervision; and

2.  To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement throughout the Period.

Date: September 3, 2004

/s/ JAMES L. PRESTON
James L. Preston, Executive Vice President